Exhibit 7.1

Ratio of Earnings to Fixed Charges

(in millions of euros, except ratios)

(U.S. GAAP)	2005	2004	2003	2002	2001
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	275	245	192	142	184
Reasonable approximation of the interest factor within rental expense(1)	8	8	22	21	19
Total Fixed Charges	283	253	214	163	203
Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	(393)	(642)	(537)	104	(346)
Fixed charges	283	253	214	163	203
Amortization of capitalized interest	7	7	7	7	7
Distributed income of equity investees	-	-	2	3	21
Capitalized interest	(2)	(2)	(3)	(8)	(19)
Total Earnings	(105)	(384)	(317)	269	(134)
Ratio of Earnings to Fixed Charges	Note (3)	Note (3)	Note (3)	1.7	Note (3)

(1)	Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.
(2)	See Note 39 to the Consolidated Financial Statements for a reconciliation of net income between IFRS and U.S. GAAP.
(3)

The ratio coverage was less than 1:1 due to Rhodia’s loss for 2005, 2004, 2003 and 2001. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €388 million, €637 million, €531 million, €337 million, respectively.

Ratio of Earnings to Fixed Charges

(in millions of euros, except ratios)

(IFRS Standards)	2005	2004
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	292	258
Reasonable approximation of the interest factor within rental expense(1)	8	8
Total Fixed Charges	300	266
Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	(339)	(455)
Fixed charges	300	266
Amortization of capitalized interest	7	7
Distributed income of equity investees	-	-
Capitalized interest	(2)	(2)
Total Earnings	(34)	(184)
Ratio of Earnings to Fixed Charges	Note (3)	Note (3)

(1)	Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.
(2)	See Note 39 to the Consolidated Financial Statements for a reconciliation of net income between IFRS and U.S. GAAP.
(3)

The ratio coverage was less than 1:1 due to Rhodia’s loss for 2005 and 2004. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €334 million and €450 million, respectively.